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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                         (Amendment No. _____________)

                               VelocityHSI, Inc.
                               -----------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 per Share
                    --------------------------------------
                        (Title of Class of Securities)

                                  92257K 10 2
                                  -----------
                                (CUSIP Number)

                               December 31, 2000
                               -----------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [_]  Rule 13d-1(b)

   [_]  Rule 13d-1(c)

   [X]  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages
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                                      13G
--------------------------
  CUSIP No. 92257K 10 2
--------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS:

      BRE Properties, Inc.

 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      94-1722214
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER:
                     5.
     NUMBER OF
                          1,219,183
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     7.
    REPORTING
                          1,219,183
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER:
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
 9.
      1,219,183
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11.

      9.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
      CO
------------------------------------------------------------------------------

                               Page 2 of 5 pages
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Item 1.

 (a)  Name of Issuer:

      VelocityHSI, Inc.

 (b)  Address of Issuer's Principal Executive Offices:

      2175 North Carolina Boulevard, Suite 810
      Walnut Creek, CA 94596

Item 2.

 (a)  Name of Person Filing:

      BRE Properties, Inc.

 (b)  Address of Principal Business Office or, if none, Residence:

      44 Montgomery Street, 36/th/ Floor
      San Francisco, CA 94104-4809

 (c)  Citizenship:

      Delaware

 (d)  Title of Class of Securities:

      Common Stock, Par Value $.01 per Share

 (e)  CUSIP Number:

      92257K 10 2

Item 3.

      Not applicable

Item 4.  Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)  Amount beneficially owned:

           1,219,183

      (b)  Percent of class:

           9.6%

      (c)  Number of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote.

                 1,219,183

           (ii)  Shared power to vote or to direct the vote.

                               Page 3 of 5 pages
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                 0

           (iii) Sole power to dispose or to direct the disposition of.

                 1,219,183

           (iv)  Shared power to dispose or to direct the disposition of.

                 0

Item 5.   Ownership of Five Percent or Less of a Class

     Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable.

Item 8    Identification and Classification of Members of the Group

     Not applicable.

Item 9.   Notice of Dissolution of Group

     Not applicable.

Item 10.  Certifications

     Not applicable.

                               Page 4 of 5 pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Dated:  February 8, 2001


                                    BRE PROPERTIES, INC.



                                    By:     /s/  Edward F. Lange, Jr.
                                        ----------------------------
                                        Name:   Edward F. Lange, Jr.
                                        Title:  Executive Vice President, Chief
                                                Financial Officer and Secretary

                               Page 5 of 5 pages